Exhibit 12.2

Section 2: EX-12.2 (EX-12.2)

Doral Financial Corporation

Computation of Ratio of Earnings to Fixed Charges and Preferred Stock Dividends

	For the year ended December 31,
	2013	2012	2011		2010	2009
Including Interest on Deposits
Earnings (Losses):
Pre-tax loss from continuing operations	$(87,724)	$(164,780)	$(8,983)		$(277,011)	$(42,621)
Plus:
Fixed Charges (excluding capitalized interest)	138,405	151,831	181,804		243,458	293,019

Total Earnings (Losses)	$50,681	$(12,949)	$172,821		$(33,553)	$250,398

Fixed Charges:
Interest expensed and capitalized	$115,153	$146,688	$177,656		$240,275	$290,451
Amortized premiums, discounts, and capitalized expenses related to indebtedness	19,213	1,264	1,066		642	187
An estimate of the interest component within rental expense	4,039	3,879	3,082		2,541	2,381

Total Fixed Charges	138,405	151,831	181,804		243,458	293,019

Preferred dividends	9,661	9,661	9,661		9,109	15,841
Ratio of pre tax loss to net loss	0.610	0.610	0.840		0.949	2.016

Preferred dividend factor	15,838	15,838	11,501		9,599	7,858

Total fixed charges and preferred stock dividends	$154,243	$167,669	$193,305		$253,057	$300,877

Ratio of Earnings to Fixed Charges and Preferred Stock Dividends	(A )	(A )	(A	)	(A )	(A	)

Excluding Interest on Deposits

Earnings (Losses):
Pre-tax loss from continuing operations	$(87,724)	$(164,780)	$(8,983)		$(277,011)	$(42,621)
Plus:
Fixed Charges (excluding capitalized interest)	83,868	88,445	93,518		132,620	167,836

Total Earnings (Losses)	$(3,856)	$(76,335)	$84,535		$(144,391)	$125,215

Fixed Charges:
Interest expensed and capitalized	$60,616	$83,302	$89,370		$129,437	$165,318
Amortized premiums, discounts, and capitalized expenses related to indebtedness	19,213	1,264	1,066		642	187
An estimate of the interest component within rental expense	4,039	3,879	3,082		2,541	2,381

Total Fixed Charges	83,868	88,445	93,518		132,620	167,886

Preferred dividends	9,661	9,661	9,661		9,109	15,841
Ratio of pre tax loss to net loss	0.610	0.610	0.840		0.949	2.016

Preferred dividend factor	15,838	15,838	11,501		9,599	7,858

Total fixed charges and preferred stock dividends	$99,706	$104,283	$105,019		$142,219	$175,744

Ratio of Earnings to Fixed Charges and Preferred Stock Dividends	(A )	(A )	(A	)	(A )	(A	)

(A)

For the years ended December 31, 2013, 2012, 2011, 2010 and 2009 earnings were not sufficient to cover preferred dividends and the ratios were less than 1:1. The Company would have had to generate additional earnings of $103.6 million, $180.6 million, $20.5 million, $286.6 million and $50.5 million to achieve a ratio of 1:1 in 2013, 2012, 2011, 2010 and 2009, respectively.